Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
February 6, 2019
American Equity Reports Fourth Quarter and Full Year 2018 Results
Company Highlights

•	Fourth quarter 2018 net income of $53.8 million or $0.59 per diluted common share; Full year 2018 net income of $458.0 million or $5.01 per diluted common share

•	Fourth quarter 2018 non-GAAP operating income[1] of $90.3 million or $0.99 per diluted common share; Full year 2018 non-GAAP operating income[1] of $425.7 million or $4.66 per diluted common share

•	Fourth quarter 2018 annuity sales of $1.1 billion

•	Policyholder funds under management of $51.1 billion

•	Fourth quarter 2018 investment spread of 2.56%

•	Risk-based capital ratio at December 31, 2018 (after change in tax factors) of 360%

•	Annual cash dividend of $0.28 per share
WEST DES MOINES, Iowa (February 6, 2019) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities (FIAs), today reported fourth quarter 2018 net income of $53.8 million, or $0.59 per diluted common share, compared to net income of $36.8 million, or $0.41 per diluted common share, for fourth quarter 2017. For the year ended December 31, 2018, net income was $458.0 million, or $5.01 per diluted common share, compared to $174.6 million, or $1.93 per diluted common share, for the year ended December 31, 2017.
Non-GAAP operating income1 for the fourth quarter of 2018 was $90.3 million, or $0.99 per diluted common share, compared to non-GAAP operating income1 of $74.5 million, or $0.82 per diluted common share, for fourth quarter 2017. For the year ended December 31, 2018, non-GAAP operating income1 was $425.7 million, or $4.66 per diluted common share, compared to $285.1 million, or $3.16 per diluted common share, for the year ended December 31, 2017. Non-GAAP operating return on average equity excluding average AOCI1 for the year was 18.6% based upon reported results and 15.4% excluding the impact of assumption revisions.
POLICYHOLDER FUNDS UNDER MANAGEMENT UP 1% ON $1.1 BILLION OF SALES
Policyholder funds under management at December 31, 2018 were $51.1 billion, a $441 million or 1% increase from September 30, 2018. Fourth quarter sales were $1.1 billion before coinsurance ceded and $1.0 billion after coinsurance ceded. Gross sales and net sales for the quarter increased 12% and 18%, respectively, from fourth quarter 2017 sales. On a sequential basis, gross and net sales increased 8% and 12%, respectively.
Total sales by independent agents for American Equity Investment Life Insurance Company (American Equity Life) increased 13% sequentially while total sales by broker-dealers and banks for Eagle Life Insurance Company (Eagle Life) decreased by $23 million or 12% sequentially. Sales of FIAs were up 11% sequentially to $1.1 billion driven by a 14% increase in sales for American Equity Life. FIA sales for Eagle Life of $163 million were down $1 million or 1% sequentially.
Commenting on sales, John Matovina, Chairman and Chief Executive Officer, said: "We experienced sequential and year-over-year increases in FIA sales in American Equity Life's independent agent channel. Our higher new money investment yields allowed us to take several actions late in the third quarter and early in the fourth quarter to enhance our competitiveness in both the accumulation and guaranteed lifetime income market segments. The launch of AssetShield on October 9th was successful; and it now joins IncomeShield as one of our two top selling products. In the fourth quarter, combined sales for AssetShield and the Choice series, our other accumulation product in the independent agent channel, were greater than total sales of Choice in the third quarter. Choice and AssetShield accounted for 38% of sales in the fourth quarter compared to 35% of sales in the third quarter. In the guaranteed lifetime income space, we improved the competitive position of the IncomeShield series and our other guaranteed income products by increasing payout factors in early October. The IncomeShield series, which was the third best-selling guaranteed lifetime income product in the independent agent channel in the third quarter, accounted for 33% of our FIA sales in the fourth quarter."
Commenting on the market environment and the outlook for FIA sales, Matovina added: "The market in each of our distribution channels continues to be challenging. However, we are pleased with our competitive positioning for both accumulation and guaranteed lifetime income products. Business activity in January 2019 was appreciably ahead of January 2018 and we are optimistic that the sales momentum we developed in the fourth quarter will continue in 2019."
Matovina continued: "In the bank channel, we are seeing meaningful sales from the large bank we referenced in our prior release and continue to expect this relationship to be a key account for Eagle Life. We are also continuing to build out our employee wholesaling model which will be a key initiative for Eagle Life in 2019. Our intent is to use our employee wholesalers to target accounts that do not use third party wholesalers and to complement our third party wholesalers when possible. When accomplished, we will be able to serve banks and broker-dealers in the manner in which they desire while lowering our distribution costs."
INVESTMENT SPREAD DECLINES ON NON-TRENDABLE ITEMS AND HIGHER COST OF MONEY
American Equity’s investment spread was 2.56% for the fourth quarter of 2018 compared to 2.67% for the third quarter of 2018 and 2.75% for the fourth quarter of 2017. On a sequential basis, the average yield on invested assets decreased by 3 basis points while the cost of money rose 8 basis points.
Average yield on invested assets was 4.51% in the fourth quarter of 2018 compared to 4.54% in the third quarter of 2018. This decrease was primarily attributable to a decline in the benefit from non-trendable investment income items from 11 basis points in the third quarter to 7 basis points in the fourth quarter. The average yield on fixed income securities purchased and commercial mortgage loans funded in the fourth quarter of 2018 was 5.02% compared to 4.97% in the third quarter of 2018 and 4.61% for the first six months of 2018.

The aggregate cost of money for annuity liabilities of 1.95% in the fourth quarter of 2018 was up 8 basis points from 1.87% in the third quarter of 2018. The benefit from over hedging index linked interest obligations was 3 basis points in the fourth quarter of 2018 compared to 7 basis points in the third quarter of 2018.
Commenting on investment spread, Matovina said: “The sequential decrease in investment spread in the third quarter primarily reflected an 8 basis point decrease in the benefit from non-trendable investment income items and over-hedging. Our investment spread remained under pressure in the fourth quarter of 2018 due to the escalation of option costs for certain index strategies in the last several quarters that is recognized in the cost of money ratably over the twelve month option period. To counteract this impact, we initiated renewal rate adjustments on certain in-force policies in October in addition to the renewal rate actions we undertook in March. We have flexibility to reduce our crediting rates and could decrease our cost of money by approximately 0.63% through further reductions in renewal rates to guaranteed minimums should the cost of money not return to acceptable levels."
Matovina went on to say: "Our investment spread should benefit from the higher yields we have been obtaining on investment securities purchases and commercial mortgage loan fundings, expected increases in yields on our floating rate investments and lower option costs. While too late to affect the cost of money for the fourth quarter, we did see option costs come down significantly in December and they have remained lower in January. For all of 2018, we sold $2.1 billion of book value of lower yielding securities, and we anticipate pursuing additional portfolio realignment opportunities in 2019. We continue to expect our portfolio yield, excluding non-trendable items, to increase in future quarters."
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss fourth quarter 2018 earnings on Thursday, February 7, 2019 at 8:00 a.m. CT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 855-865-0606, passcode 9464918 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on AEL’s website. An audio replay will also be available via telephone through February 14, 2019 at 855-859-2056, passcode 9464918 (international callers will need to dial 404-537-3406).

ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, issues fixed annuity and life insurance products, with a primary emphasis on the sale of fixed index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures is discussed in this release in the tables that follow the text of the release.
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American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues:
Premiums and other considerations	$4,430	$8,537	$26,480	$34,228
Annuity product charges	60,394	56,388	224,488	200,494
Net investment income	554,355	512,709	2,147,812	1,991,997
Change in fair value of derivatives	(1,054,281)	661,993	(777,848)	1,677,871
Net realized gains (losses) on investments, excluding other than temporary impairment ("OTTI") losses	3,097	2,719	(37,178)	10,509
OTTI losses on investments:
Total OTTI losses	(18,980)	(2,485)	(35,005)	(2,758)
Portion of OTTI losses recognized in (from) other comprehensive income	—	(591)	(1,651)	(1,872)
Net OTTI losses recognized in operations	(18,980)	(3,076)	(36,656)	(4,630)
Loss on extinguishment of debt	—	—	—	(18,817)
Total revenues	(450,985)	1,239,270	1,547,098	3,891,652

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	7,439	10,535	39,530	43,219
Interest sensitive and index product benefits	255,700	630,905	1,610,835	2,023,668
Amortization of deferred sales inducements	(11,578)	65,885	222,201	176,612
Change in fair value of embedded derivatives	(804,026)	290,890	(1,389,491)	919,735
Interest expense on notes and loan payable	6,376	6,371	25,498	30,368
Interest expense on subordinated debentures	4,041	3,864	15,491	14,124
Amortization of deferred policy acquisition costs	(8,750)	93,716	327,991	255,964
Other operating costs and expenses	33,597	29,366	129,301	111,691
Total benefits and expenses	(517,201)	1,131,532	981,356	3,575,381
Income before income taxes	66,216	107,738	565,742	316,271
Income tax expense	12,393	70,935	107,726	141,626
Net income	$53,823	$36,803	$458,016	$174,645

Earnings per common share	$0.59	$0.41	$5.07	$1.96
Earnings per common share - assuming dilution	$0.59	$0.41	$5.01	$1.93

Weighted average common shares outstanding (in thousands):
Earnings per common share	90,555	89,308	90,348	88,982
Earnings per common share - assuming dilution	91,622	90,727	91,423	90,311

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

NON-GAAP FINANCIAL MEASURES
In addition to net income, the Company has consistently utilized non-GAAP operating income and non-GAAP operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate its financial performance. Non-GAAP operating income equals net income adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations, and the Company believes measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income eliminate the impact of fair value accounting for the Company's fixed index annuity business. These adjustments are not economic in nature but rather impact the timing of reported results. The Company believes the combined presentation and evaluation of non-GAAP operating income together with net income provides information that may enhance an investor’s understanding of its underlying results and profitability.
Reconciliation from Net Income to Non-GAAP Operating Income

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income (b)	$53,823	$36,803	$458,016	$174,645
Adjustments to arrive at non-GAAP operating income: (a)
Net realized investment (gains) losses, including OTTI	9,525	(676)	45,450	(5,093)
Change in fair value of derivatives and embedded derivatives - fixed index annuities	36,186	5,463	(72,181)	121,846
Change in fair value of derivatives - debt	1,276	(1,085)	(1,892)	(1,224)
Income taxes (b)	(10,475)	34,003	(3,653)	(5,124)
Non-GAAP operating income	$90,335	$74,508	$425,740	$285,050

Per common share - assuming dilution:
Net income	$0.59	$0.41	$5.01	$1.93
Adjustments to arrive at non-GAAP operating income:
Net realized investment (gains) losses, including OTTI	0.10	(0.01)	0.50	(0.05)
Change in fair value of derivatives and embedded derivatives - fixed index annuities	0.40	0.06	(0.79)	1.35
Change in fair value of derivatives - debt	0.01	(0.01)	(0.02)	(0.01)
Income taxes	(0.11)	0.37	(0.04)	(0.06)
Non-GAAP operating income	$0.99	$0.82	$4.66	$3.16

(a)
Adjustments to net income to arrive at non-GAAP operating income are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) where applicable.

(b)
Net income for the three months and year ended December 31, 2017 includes income tax expense related to the revaluation of our deferred tax assets and liabilities using the new enacted federal tax rate resulting from the Tax Cuts and Jobs Act of 2017 ("Tax Reform").  The change in the federal income tax rate decreased net income and earnings per common share-assuming dilution by $35.9 million and $0.40 per share, respectively. The impact of Tax Reform has been excluded from non-GAAP operating income.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands)

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity
Return on average equity measures how efficiently the Company generates profits from the resources provided by its net assets.  Return on average equity is calculated by dividing net income and non-GAAP operating income for the trailing twelve months by average equity excluding average accumulated other comprehensive income (loss) ("AOCI").  The Company excludes AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments.

Twelve Months Ended
December 31, 2018
Average Stockholders' Equity
Average equity including average AOCI	$2,624,629
Average AOCI	(336,084)
Average equity excluding average AOCI	$2,288,545

Net income	$458,016
Non-GAAP operating income	425,740

Return on Average Equity Excluding Average AOCI
Net income	20.01%
Non-GAAP operating income	18.60%